Exhibit 99.1

CONTACT:
Tim Perrott
Investor Relations
561-438-4629
Tim.Perrott@theodpcorp.com

The ODP Corporation Announces First Quarter 2025 Results

First Quarter Revenue of $1.7 Billion with GAAP EPS of $(0.97); Adjusted EPS of $1.06

GAAP Operating Loss of $32 Million; Net Loss of $29 Million; Operating Cash Flow of $57 Million

Adjusted EBITDA of $76 Million; Adjusted Free Cash Flow of $45 Million

Announced Key Supplier Partnerships in Hospitality Industry Enhancing Foundation for Growth

Announced New B2B Customers During Quarter

Boca Raton, Fla., May 7, 2025 — The ODP Corporation (“ODP,” or the “Company”) (NASDAQ:ODP), a leading provider of products, services, and technology solutions to businesses and consumers, today announced results for the first quarter ended March 29, 2025.

Consolidated (in millions, except per share amounts)	1Q25	1Q24
Selected GAAP and Non-GAAP measures:
Sales	$1,699	$1,869
Sales change from prior year period	(9)%
Operating income (loss)	$(32)	$41
Adjusted operating income (1)	$54	$66
Net income (loss) from continuing operations	$(29)	$31
Diluted earnings (loss) per share from continuing operations	$(0.97)	$0.83
Adjusted net income from continuing operations (1)	$32	$50
Adjusted earnings per share from continuing operations (fully diluted) (1)	$1.06	$1.31
Adjusted EBITDA (1)	$76	$91
Operating Cash Flow from continuing operations	$57	$44
Free Cash Flow (2)	$36	$13
Adjusted Free Cash Flow (3)	$45	$17

First Quarter 2025 Summary(1)(3)

•
Total reported sales of $1.7 billion, down 9% versus the prior year period on a reported basis. The decrease in reported sales is largely related to lower sales in its Office Depot Division, primarily due to 46 fewer retail locations in service compared to the previous year and reduced retail and online consumer traffic, as well as lower sales in its ODP Business Solutions Division
•
GAAP operating loss of $32 million and net loss from continuing operations of $29 million, or $(0.97) per diluted share, versus GAAP operating income of $41 million and net income from continuing operations of $31 million, or $0.83 per diluted share, in the prior year period. GAAP operating results in the first quarter of 2025 included $86 million of charges of which $48 million is related to the Company’s Optimize for Growth restructuring plan
•
Adjusted operating income of $54 million, compared to $66 million in the first quarter of 2024; adjusted EBITDA of $76 million, compared to $91 million in the first quarter of 2024

•
Adjusted net income from continuing operations of $32 million, or adjusted diluted earnings per share from continuing operations of $1.06, versus $50 million or $1.31, respectively, in the prior year period
•
Operating cash flow from continuing operations of $57 million and adjusted free cash flow of $45 million, versus $44 million and $17 million, respectively, in the prior year period
•
$653 million of total available liquidity including $185 million in cash and cash equivalents at quarter end

“We are off to a better start to the year, with our overall performance reflecting positive momentum and improving trends in the first quarter,” said Gerry Smith, Chief Executive Officer of The ODP Corporation. “We delivered solid operational results as we continued to maintain laser focus on the core business, resulting in EBITDA improving sequentially and free cash flow increasing meaningfully over last year. Our consumer division was a key contributor, driving stronger top-line trends, achieving sequential margin improvements, and continuing to deliver solid cash flow.”

“In our B2B distribution business, while the market remained soft, we’re making significant strides beneath the surface. We’ve recently secured some of the most meaningful new business contracts in our history, including our recently announced agreement with CoreTrust, and the pace of customer onboarding is beginning to accelerate, positioning us to drive stronger monthly performance trends.”

“Additionally, we’re making significant underlying progress on our efforts to serve the hospitality industry, including forging key supplier relationships, preparing our inventory and sales force, and actively engaging with potential new customers. Through our recently announced partnership with a leading hospitality management company, we’re laying the foundation to serve the over 15,000 members within this buying group, and we are having positive discussions with other major industry participants. We believe our progress has us on track to begin driving more meaningful results in the hospitality segment beginning in the second half of this year.”

“In our supply chain business, Veyer continued to deliver exceptional results, achieving over 85% revenue growth from third-party customers and adding significant new accounts to its portfolio.”

“Overall, while there is still substantial work ahead, we are encouraged by the progress we’re making,” added Smith. “We’re also closely monitoring the tariff environment, and while we are not immune to shifts in policy, we have taken actions to help mitigate potential impacts. As we move forward, we remain focused on executing the foundational strategies required to drive success and are confident in our ability to capitalize on the opportunities before us, positioning ODP for sustained, profitable growth in the future. And considering our strong balance sheet, valuable asset base, supply chain and distribution capabilities, and cash flow profile, we believe ODP offers a unique and compelling value proposition for shareholders.”

Consolidated Results

Reported (GAAP) Results

Total reported sales for the first quarter of 2025 were $1.7 billion, a decrease of 9% compared with the same period last year, driven primarily by lower sales in both its consumer and business-to-business (“B2B”) divisions. Lower sales in its consumer division, Office Depot, was primarily due to lower retail and online consumer traffic as well as 46 fewer stores in service compared to last year related to planned store closures. Sales at ODP Business Solutions Division were lower compared to last year, largely due to lower demand related to reduced spending, macroeconomic conditions, fewer customers, and severe weather challenges. Meanwhile, Veyer continued to provide strong logistics support for the ODP Business Solutions and Office Depot Divisions on lower internal sales volume, and continued to execute across its growth strategy, delivering supply chain and procurement solutions to third-party customers and driving increases in external revenue.

The Company reported GAAP operating loss of $32 million in the first quarter of 2025, down compared to GAAP operating income of $41 million in the prior year period. Operating results in the first quarter of 2025 included $86 million of charges primarily related to $48 million in restructuring expenses associated with the Optimize for Growth restructuring plan, and $28 million in non-cash asset impairments of operating lease right-of-use (“ROU”) assets associated with the Company’s retail store locations. Additionally, the Company incurred $2 million related to the impairment of operating lease ROU assets associated with the Company’s supply chain facilities, $5 million related to impairment of software, and $3 million related to the impairment of fixed assets. Net loss from continuing operations was $29 million, or $(0.97) per diluted share in the first quarter of 2025, down compared to net income from continuing operations of $31 million, or $0.83 per diluted share in the first quarter of 2024.

Adjusted (non-GAAP) Results(1)

Adjusted results for the first quarter of 2025 exclude charges and credits totaling $86 million as described above and the associated tax impacts.

•
First quarter 2025 adjusted EBITDA was $76 million compared to $91 million in the prior year period. This included adjusted depreciation and amortization of $25 million in both the first quarter of 2025 and 2024
•
First quarter 2025 adjusted operating income was $54 million, down compared to $66 million in the first quarter of 2024
•
First quarter 2025 adjusted net income from continuing operations was $32 million, or $1.06 per diluted share, compared to $50 million, or $1.31 per diluted share, in the first quarter of 2024, a decrease of 19% on a per share basis

Division Results

ODP Business Solutions Division

Leading B2B distribution solutions provider serving small, medium and enterprise level companies with an annual trailing-twelve-month revenue of $3.5 billion.

•
Reported sales were $852 million in the first quarter of 2025, down 8% compared to the same period last year. The decrease in sales was related primarily to weaker macroeconomic conditions causing a more cautious business spending environment, lower demand, fewer customers, and severe weather impacts. Severe weather impacts are estimated to account for 80 basis points of the decline in sales
•
Total adjacency category sales, including cleaning and breakroom, furniture, technology, and copy and print, were 44% of total ODP Business Solutions’ sales
•
Executed initiatives to convert strong pipeline of potential new business in traditional office supply segments and implemented several initiatives to regain top-line traction, including progress on initiating service for one of the largest contracts in Company history, and winning key new business including its agreement with CoreTrust -- a 3,500+ business member purchasing collective serving major industries in manufacturing, retail, hospitality and finance
•
Made significant progress on establishing presence in new industry segments. Since becoming a key supplier and distribution partner for one of the leading hospitality management companies that includes over 15,000 addressable members, ODP Business Solutions signed agreements with major suppliers in the hospitality industry, including Sobel Westex for premium linens and towels, and Hunter Amenities for a wide range of hotel and guest amenities including liquid beauty products, soaps, dry goods and more. The Company is also engaging in discussions with other major market participants and is making significant progress on its service launch in the $16 billion hospitality industry and expects these efforts to begin to contribute more meaningfully beginning in the second half of the year
•
Made progress on customer onboarding efforts and expect revenue generation from recent new business wins to ramp up in future quarters
•
Operating income was $21 million in the first quarter of 2025, down compared to $31 million in the same period last year on a reported basis. EBITDA was $27 million, or 3% on a percentage of sales basis

Office Depot Division

Leading provider of retail consumer and small business products and services distributed via Office Depot and OfficeMax retail locations and eCommerce presence.

•
Reported sales were $838 million in the first quarter of 2025, down 11% compared to the prior year reflecting an improvement over recent prior quarterly trends, as targeted profitable sales strategies gained traction. Overall sales were impacted by 46 fewer retail locations in service associated with planned store closures, as well as lower demand relative to last year in the majority of our product categories, and lower online sales, partially offset by higher average order volumes and the impact of targeted sales promotions. The Company closed 12 retail stores in the quarter and had 857 stores at quarter end. Sales were down 5% on a comparable store basis, representing a meaningful improvement over the 10% decrease in the prior year period

•
Store and online traffic were lower year over year due to macroeconomic factors causing continued weak consumer activity. Targeted sales promotions resulted in higher average order volumes and sales per shopper, strengthening top-line results and margins
•
Operating income was $45 million in the first quarter of 2025, compared to operating income of $50 million during the same period last year on a reported basis, driven primarily by the flow through impact from lower sales. On a percentage of sales, operating income remained flat compared to the same period last year

Veyer Division

Nationwide supply chain, distribution, procurement and global sourcing operation supporting Office Depot and ODP Business Solutions, as well as third-party customers. Veyer’s assets and capabilities include 8 million square feet of infrastructure through a network of distribution centers, cross-docks, and other facilities throughout the United States; a global sourcing presence in Asia; a large private fleet of vehicles; and business next-day delivery capabilities to 98.5% of U.S. population.

•
In the first quarter of 2025, Veyer provided support for its internal customers, ODP Business Solutions and Office Depot, as well as its third-party customers, generating reported sales of $1.2 billion
•
Reported operating income was $8 million in the first quarter of 2025, compared to operating income of $9 million in the prior year period driven by the flow through impact of lower sales to internal customers, partially offset by services to third-party customers
•
Executed supply chain services for one of the world’s largest social media-focused e-commerce companies to deliver warehousing and fulfillment services for their online sales. Focused on converting strong pipeline of new business and adding key new customers to its portfolio
•
In the first quarter of 2025, sales generated from third-party customers increased by 89% compared to the same period last year, resulting in sales of $17 million. EBITDA generated from third-party customers was $3 million in the quarter, flat with the prior year period

Balance Sheet and Cash Flow

As of March 29, 2025, ODP had total available liquidity of $653 million, consisting of $185 million in cash and cash equivalents and $468 million of available credit under the Fourth Amended Credit Agreement. Total debt was $262 million.

For the first quarter of 2025, cash provided by operating activities of continuing operations increased to $57 million, which included $10 million in restructuring spend, compared to cash provided by operating activities of continuing operations of $44 million in the first quarter of the prior year, which included $4 million in restructuring spend. The year-over-year increase in operating cash flow is primarily related to operational discipline including strong cash conversion, as well as prudent working capital management helping to offset the impact of lower sales.

Capital expenditures were $21 million in the first quarter of 2025 versus $31 million in the prior year period, as the Company continued to prioritize capital investments towards B2B growth opportunities supporting its supply chain operations, distribution network, and digital capabilities. Adjusted Free Cash Flow(3) was $45 million in the first quarter of 2025, up compared to $17 million in the prior year period.

“Our team’s unwavering commitment to operational discipline drove a significant improvement in cash conversion, resulting in $45 million in adjusted free cash flow for the quarter—a 165% increase compared to the same period last year,” said Adam Haggard, co-CFO of The ODP Corporation. “Looking ahead, we remain focused on prioritizing capital allocation to strategically invest in our core business. This approach positions us to capture opportunities in both our traditional business segments and emerging higher-growth industries, such as hospitality, positioning ODP to pursue sustainable growth and long-term value creation.”

Hospitality Industry Progress

In the first quarter of 2025, ODP Business Solutions announced a strategic partnership with one of the world’s largest hotel management organizations, becoming a preferred provider for Operating Supplies & Equipment (“OS&E”). This agreement positions ODP as a reliable distribution partner, supporting the recurring in-room hotel supply needs of its over 15,000 members. By ensuring seamless operations, efficient room resets, and exceptional guest experiences, this partnership underscores ODP’s evolution beyond office supplies and highlights its ability to deliver tailored solutions to businesses in the hospitality, healthcare, and adjacent sectors.

Building on this momentum, ODP Business Solutions has established key agreements with leading suppliers in the hospitality industry, including Sobel Westex and Hunter Amenities, providing access to high quality products to allow ODP to better serve the hospitality industry. Sobel Westex, a global leader in hospitality and retail textiles, will provide to ODP premium products such as pillows, plush terry towels, high-quality linens, blankets, pool towels, and spa-like robes—creating a luxurious and inviting atmosphere for guests. Similarly, Hunter Amenities, a pioneer in personal care and hospitality manufacturing for over four decades, will offer to ODP its portfolio of high-end personal care products, elevating guest experiences.

“We are making significant progress in expanding our presence in the hospitality industry,” said Gerry Smith, CEO of The ODP Corporation. “By building critical relationships with top-tier suppliers, procuring in-demand inventory, and engaging with additional key market participants, we are laying the foundation for meaningful growth in the future. We are excited about the opportunities ahead and expect these efforts to begin contributing more meaningfully to our results starting in the second half of 2025.”

“Optimize for Growth” B2B Revenue Acceleration Plan

The Company made progress on its “Optimize for Growth” restructuring plan. This initiative focuses on capitalizing on ODP’s core strengths -- including its supply chain and procurement expertise, robust distribution network, and strong B2B customer base -- to accelerate growth in the B2B distribution and third-party logistics (3PL) market segments, while reducing retail exposure and associated liabilities. The plan strategically realigns the Company’s organizational structure, product offerings, and go-to-market strategies to target high-growth opportunities in the B2B market, while also expanding into new enterprise segments, including hospitality, healthcare, and adjacent sectors.

As part of the plan, ODP is prioritizing investments in resources and infrastructure critical to its growth in the B2B sector, while reducing fixed costs associated with retail operations, including store and distribution center leases. Concurrently, the Company has suspended growth investments in its consumer business as it continues to optimize its retail store footprint. Despite reduced retail growth investments, ODP remains firmly committed to supporting and providing an exceptional service experience at its active retail locations, ensuring that customers continue to receive the top-tier care they expect.

In connection with this plan in the first quarter of 2025, the Company recognized $48 million of restructuring expense primarily related to severance costs and the closure of 9 retail stores. In total for multi-year life of the plan, the Company expects to incur costs in the range of $185 million to $230 million, which we anticipate will generate approximately $380 million in EBITDA improvement and generate over $1.3 billion in total value over the multi-year life of the plan.

The ODP Corporation will webcast a call with financial analysts and investors on May 7, 2025, at 9:00 am Eastern Time, which will be accessible to the media and the general public. To listen to the conference call via webcast, please visit The ODP Corporation’s Investor Relations website at investor.theodpcorp.com. A replay of the webcast will be available approximately two hours following the event.

(1)
As presented throughout this release, adjusted results represent non-GAAP financial measures and exclude charges or credits not indicative of core operations and the tax effect of these items, which may include but not be limited to merger integration, restructuring, acquisition costs, and asset impairments. Reconciliations from GAAP to non-GAAP financial measures can be found in this release as well as on the Company’s Investor Relations website at investor.theodpcorp.com.
(2)
As used in this release, Free Cash Flow is defined as cash flows from operating activities less capital expenditures and changes in restricted cash. Free Cash Flow is a non-GAAP financial measure and reconciliations from GAAP financial measures can be found in this release as well as on the Company’s Investor Relations website at investor.theodpcorp.com.
(3)
As used in this release, Adjusted Free Cash Flow is defined as Free Cash Flow excluding cash charges associated with the Company’s restructuring programs, and related expenses. Adjusted Free Cash Flow is a non-GAAP financial measure and reconciliations from GAAP financial measures can be found in this release as well as on the Company’s Investor Relations website at investor.theodpcorp.com.

About The ODP Corporation

The ODP Corporation (NASDAQ:ODP) is a leading provider of products, services and technology solutions through an integrated business-to-business (B2B) distribution platform and omni-channel presence, which includes supply chain and distribution operations, dedicated sales professionals, online presence, and a network of Office Depot and OfficeMax retail stores. Through its operating companies ODP Business Solutions, LLC; Office Depot, LLC; and Veyer, LLC, The ODP Corporation empowers every business, professional, and consumer to achieve more every day. For more information, visit theodpcorp.com.

ODP and ODP Business Solutions are trademarks of ODP Business Solutions, LLC. Office Depot is a trademark of The Office Club, LLC. OfficeMax is a trademark of OMX, Inc. Veyer is a trademark of Veyer, LLC. Grand&Toy is a trademark of Grand & Toy, LLC in Canada. ©2025 Office Depot, LLC. All rights reserved. Any other product or company names mentioned herein are the trademarks of their respective owners.

FORWARD LOOKING STATEMENTS

This communication may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements or disclosures may discuss goals, intentions and expectations as to future trends, plans, events, results of operations, cash flow or financial condition, or state other information relating to, among other things, the Company, based on current beliefs and assumptions made by, and information currently available to, management. Forward-looking statements generally will be accompanied by words such as “anticipate,” “believe,” “plan,” “could,” “estimate,” “expect,” “forecast,” “guidance,” “expectations”, “outlook,” “intend,” “may,” “possible,” “potential,” “predict,” “project,” “propose” or other similar words, phrases or expressions, or other variations of such words. These forward-looking statements are subject to various risks and uncertainties, many of which are outside of the Company’s control. There can be no assurances that the Company will realize these expectations or that these beliefs will prove correct, and therefore investors and stakeholders should not place undue reliance on such statements.

Factors that could cause actual results to differ materially from those in the forward-looking statements include, among other things, highly competitive office products market and failure to differentiate the Company from other office supply resellers or respond to decline in general office supplies sales or to shifting consumer demands; competitive pressures on the Company’s sales and pricing; the risk that the Company is unable to transform the business into a service-driven, B2B platform or that such a strategy will not result in the benefits anticipated; the risk that the Company will not be able to achieve the expected benefits of its strategic plans, including charges and benefits related to Optimize for Growth, Project Core and other strategic restructurings or initiatives; the risk that the Company may not be able to realize the anticipated benefits of acquisitions due to unforeseen liabilities, future capital expenditures, expenses, indebtedness and the unanticipated loss of key customers or the inability to achieve expected revenues, synergies, cost savings or financial performance; failure to effectively manage the Company’s real estate portfolio; loss of business with government entities, purchasing consortiums, and sole- or limited- source distribution arrangements; failure to attract and retain qualified personnel, including employees in stores, service centers, distribution centers, field and corporate offices and executive management, and the inability to keep supply of skills and resources in balance with customer demand; failure to execute effective advertising efforts and maintain the Company’s reputation and brand at a high level; disruptions in computer systems, including delivery of technology services; breach of information technology systems affecting reputation, business partner and customer relationships and operations and resulting in high costs and lost revenue; unanticipated downturns in business relationships with customers or terms with the suppliers, third-party vendors and business partners; disruption of global sourcing activities, evolving foreign trade policy (including tariffs imposed on certain foreign made goods); exclusive Office Depot branded products are subject to additional product, supply chain and legal risks; product safety and quality concerns of manufacturers’ branded products and services and Office Depot private branded products; covenants in the credit facility; general disruption in the credit markets; incurrence of significant impairment charges; retained responsibility for liabilities of acquired companies; fluctuation in quarterly operating results due to seasonality of the Company’s business; changes in tax laws in jurisdictions where the Company operates; increases in wage and benefit costs and changes in labor regulations; changes in the regulatory environment, legal compliance risks and violations of the U.S. Foreign Corrupt Practices Act and other worldwide anti-bribery laws; volatility in the Company’s common stock price; changes in or the elimination of the payment of cash dividends on Company common stock; macroeconomic conditions such as higher interest rates and future declines in business or consumer spending; increases in fuel and other commodity prices and the cost of material, energy and other production costs, or unexpected costs that cannot be recouped in product pricing; unexpected claims, charges, litigation, dispute resolutions or settlement expenses; catastrophic events, including the impact of weather events on the Company’s business; the discouragement of lawsuits by shareholders against the Company and its directors and officers as a result of the exclusive forum selection of the Court of Chancery, the federal district court for the District of Delaware or other Delaware state courts by the Company as the sole and exclusive forum for such lawsuits; and the impact of the COVID-19 pandemic on the Company’s business. The foregoing list of factors is not exhaustive.

Investors and shareholders should carefully consider the foregoing factors and the other risks and uncertainties described in the Company’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the U.S. Securities and Exchange Commission. The Company does not assume any obligation to update or revise any forward-looking statements.

THE ODP CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share amounts)

(Unaudited)

	13 Weeks Ended
	March 29,	March 30,
	2025	2024
Sales	$1,699	$1,869
Cost of goods and occupancy costs	1,339	1,461
Gross profit	360	408
Selling, general and administrative expenses	306	341
Asset impairments	38	6
Merger and restructuring expenses, net	48	20
Operating income (loss)	(32)	41
Other income (expense):
Interest income	2	3
Interest expense	(7)	(5)
Other expense, net	(2)	—
Income (loss) from continuing operations before income taxes	(39)	39
Income tax expense (benefit)	(10)	8
Net income (loss) from continuing operations	(29)	31
Discontinued operations, net of tax	—	(16)
Net income (loss)	$(29)	$15
Basic earnings (loss) per share
Continuing operations	$(0.97)	$0.86
Discontinued operations	—	(0.44)
Net basic earnings (loss) per share	$(0.97)	$0.42
Diluted earnings (loss) per share
Continuing operations	$(0.97)	$0.83
Discontinued operations	—	(0.43)
Net diluted earnings (loss) per share	$(0.97)	$0.40

THE ODP CORPORATION

CONSOLIDATED BALANCE SHEETS

(In millions, except shares and par value)

	March 29,	December 28,
	2025	2024
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$185	$166
Receivables, net	469	466
Inventories	750	770
Prepaid expenses and other current assets	32	30
Current assets held for sale	6	6
Total current assets	1,442	1,438
Property and equipment, net	282	299
Operating lease right-of-use assets	887	954
Goodwill	411	411
Other intangible assets, net	47	48
Deferred income taxes	118	102
Other assets	280	277
Total assets	$3,467	$3,529
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$698	$697
Accrued expenses and other current liabilities	831	835
Income taxes payable	3	2
Short-term borrowings and current maturities of long-term debt	9	9
Total current liabilities	1,541	1,543
Deferred income taxes and other long-term liabilities	138	116
Pension and postretirement obligations, net	15	14
Long-term debt, net of current maturities	253	270
Operating lease liabilities, net of current portion	736	779
Total liabilities	2,683	2,722
Contingencies
Stockholders’ equity:
Common stock — authorized 80,000,000 shares of $0.01 par value; issued shares — 67,673,284 at March 29, 2025 and 67,414,115 at December 28, 2024; outstanding shares — 30,074,128 at March 29, 2025 and 29,814,959 at December 28, 2024	1	1
Additional paid-in capital	2,776	2,771
Accumulated other comprehensive loss	(123)	(124)
Accumulated deficit	(344)	(315)
Treasury stock, at cost — 37,599,156 shares at March 29, 2025 and December 28, 2024	(1,526)	(1,526)
Total stockholders’ equity	784	807
Total liabilities and stockholders’ equity	$3,467	$3,529

THE ODP CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	13 Weeks Ended
	March 29,	March 30,
	2025	2024
Cash flows from operating activities:
Net income (loss)	$(29)	$15
Loss from discontinued operations, net of tax	—	(16)
Net income (loss) from continuing operations	(29)	31
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	27	25
Amortization of debt discount and issuance costs	—	1
Charges for losses on receivables and inventories	4	9
Asset impairments	38	6
Compensation expense for share-based payments	7	9
Deferred income taxes and deferred tax asset valuation allowances	(15)	(8)
Changes in working capital and other operating activities	25	(29)
Net cash provided by operating activities of continuing operations	57	44
Net cash used in operating activities of discontinued operations	—	(6)
Net cash provided by operating activities	57	38
Cash flows from investing activities:
Capital expenditures	(21)	(31)
Proceeds from disposition of assets	—	1
Settlement of company-owned life insurance policies	9	—
Net cash used in investing activities of continuing operations	(12)	(30)
Net cash used in investing activities of discontinued operations	(2)	(4)
Net cash used in investing activities	(14)	(34)
Cash flows from financing activities:
Payments on credit facilities and debt retirement	(219)	(128)
Borrowings under credit facilities	201	75
Net payments on other long and short-term borrowings	(3)	(3)
Share purchases for taxes, net of proceeds from employee share-based transactions	(2)	(6)
Repurchase of common stock for treasury	—	(50)
Other financing activities	(1)	(1)
Net cash used in financing activities of continuing operations	(24)	(113)
Net cash used in financing activities of discontinued operations	—	—
Net cash used in financing activities	(24)	(113)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	—	(1)
Net increase (decrease) in cash, cash equivalents and restricted cash	19	(110)
Cash, cash equivalents and restricted cash at beginning of period	171	395
Cash, cash equivalents and restricted cash at end of period	$190	$285
Supplemental information on non-cash investing and financing activities
Right-of-use assets obtained in exchange for new operating lease liabilities	$22	$63
Right-of-use assets obtained in exchange for new finance lease liabilities	5	6
Interest paid	5	3
Cash taxes paid, net	4	1

THE ODP CORPORATION

BUSINESS UNIT PERFORMANCE

(In millions)

(Unaudited)

ODP Business Solutions Division	1Q25	1Q24
Sales (external)	$850	$923
Sales (internal)	$2	$3
% change of total sales	(8)%	(8)%
Division operating income	$21	$31
% of total sales	2%	3%

Office Depot Division	1Q25	1Q24
Sales (external)	$832	$937
Sales (internal)	$6	$7
% change of total sales	(11)%	(14)%
Division operating income	$45	$50
% of total sales	5%	5%
Change in comparable store sales	(5)%	(10)%

Veyer Division	1Q25	1Q24
Sales (external)	$17	$9
Sales (internal)	$1,135	$1,235
% change of total sales	(7)%	(12)%
Division operating income	$8	$9
% of total sales	1%	1%

THE ODP CORPORATION

GAAP to Non-GAAP Reconciliations

(Unaudited)

We report our results in accordance with accounting principles generally accepted in the United States (“GAAP”). We also review certain financial measures excluding impacts of transactions that are not related to our core operations (“non-GAAP”). Management believes that the presentation of these non-GAAP financial measures enhances the ability of its investors to analyze trends in its business and provides a means to compare periods that may be affected by various items that might obscure trends or developments in its business. Management uses both GAAP and non-GAAP measures to assist in making business decisions and assessing overall performance. Non-GAAP measures help to evaluate programs and activities that are intended to attract and satisfy customers, separate from expenses and credits directly associated with Merger, restructuring, and certain similar items. Certain non-GAAP measures are also used for short and long-term incentive programs.

Our measurement of these non-GAAP financial measures may be different from similarly titled financial measures used by others and therefore may not be comparable. These non-GAAP financial measures should not be considered superior to the GAAP measures, but only to clarify some information and assist the reader. We have included reconciliations of this information to the most comparable GAAP measures in the tables included within this material.

Free cash flow is a non-GAAP measure, which we define as cash flows from operating activities less capital expenditures and changes in restricted cash. We believe that free cash flow is an important indicator that provides additional perspective on our ability to generate cash to fund our strategy and expand our distribution network. Adjusted free cash flow is also a non-GAAP measure, which we define as free cash flow excluding cash charges and credits not indicative of core operations. For this release these cash charges and credits include restructuring costs associated with Optimize for Growth, Project Core, and Maximize B2B programs.

(In millions, except per share amounts)

Q1 2025	Reported (GAAP)	% of Sales	Less: Charges & Credits	Adjusted (Non-GAAP)		% of Sales
Asset impairments	$38	2.2%	$38	$—		—%
Merger and restructuring expenses, net	$48	2.8%	$48	$—		—%
Operating income (loss)	$(32)	(1.9)%	$(86)	$54	(4)	3.2%
Income tax expense (benefit)	$(10)	(0.6)%	$(24)	$14	(5)	0.8%
Net income (loss) from continuing operations	$(29)	(1.7)%	$(62)	$32	(6)	1.9%
Earnings (loss) per share from continuing operations (fully diluted)	$(0.97)		$(2.03)	$1.06	(6)
Depreciation and amortization	$27	1.6%	$2	$25	(7)	1.5%

Q1 2024	Reported (GAAP)	% of Sales	Less: Charges & Credits	Adjusted (Non-GAAP)		% of Sales
Asset impairments	$6	0.3%	$6	$—		—%
Merger and restructuring expenses, net	$20	1.1%	$20	$—		—%
Operating income	$41	2.2%	$(26)	$66	(4)	3.5%
Income tax expense	$8	0.4%	$(6)	$14	(5)	0.7%
Net income from continuing operations	$31	1.7%	$(20)	$50	(6)	2.7%
Earnings per share from continuing operations (fully diluted)	$0.83		$(0.48)	$1.31	(6)
Depreciation and amortization	$25	1.3%	$—	$25	(7)	1.3%

	13 Weeks Ended
	March 29,	March 30,
Adjusted EBITDA:	2025	2024
Net income (loss)	$(29)	$15
Discontinued operations, net of tax	—	(16)
Net income (loss) from continuing operations	(29)	31
Income tax expense (benefit)	(10)	8
Income (loss) from continuing operations before income taxes	(39)	39
Add (subtract)
Interest income	(2)	(3)
Interest expense	7	5
Adjusted depreciation and amortization (7)	25	25
Charges and credits, pretax (8)	86	26
Adjusted EBITDA	$76	$91

Amounts may not foot due to rounding. The sum of the quarterly amounts may not equal the reported amounts for the year due to rounding.

(4)
Adjusted operating income for all periods presented herein exclude merger and restructuring expenses, net, asset impairments (if any).
(5)
Adjusted income tax expense for all periods presented herein exclude the tax effect of the charges or credits not indicative of core operations as described in the preceding notes.
(6)
Adjusted net income and adjusted earnings per share (fully diluted) for all periods presented exclude merger and restructuring expenses, net, asset impairments (if any), and exclude the tax effect of the charges or credits not indicative of core operations.
(7)
Adjusted depreciation and amortization represents a non-GAAP measure and excludes accelerated depreciation caused by updating the salvage value and shortening the useful life of depreciable fixed assets to coincide with the planned store closures under an approved restructuring plan, but only if impairment is not present. Accelerated depreciation charges are restructuring expenses and included in the Charges and credits, pretax line item.
(8)
Charges and credits, pretax for all periods presented include merger and restructuring expenses, net, asset impairments (if any).

THE ODP CORPORATION

GAAP to Non-GAAP Reconciliations

(Unaudited)

	13 Weeks Ended
	March 29,	March 30,
Free cash flow	2025	2024
Net cash provided by operating activities of continuing operations	$57	$44
Capital expenditures	(21)	(31)
Change in restricted cash impacting working capital	—	—
Free cash flow	36	13
Adjustments for certain cash charges:
Optimize for Growth	7	—
Project Core	2	2
Maximize B2B Restructuring Plan	1	2
Adjusted free cash flow	$45	$17

Amounts may not foot due to rounding. The sum of the quarterly amounts may not equal the reported amounts for the year due to rounding.

THE ODP CORPORATION

Store Statistics

(Unaudited)

	Q1	Q1
	2025	2024
Office Depot Division:
Stores closed	12	13
Total retail stores (U.S.)	857	903
Total square footage (in millions)	18.9	20.0
Average square footage per store (in thousands)	22.1	22.1